Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT
FOR
DOUGLAS C. HEWITT, SR.

This Executive Employment Agreement ("Agreement”) is entered into by and between Douglas C. Hewitt, Sr. ("Employee") and Hewitt Petroleum, Inc. to be renamed Richfield Oil & Gas Company ("HPI”), for and on behalf of itself, its subsidiaries, and its affiliated companies (collectively, “Employer”), as of March 31, 2011 (the “Effective Date”).

RECITALS

WHEREAS, Employee was previously employed as the President CEO of HPI, and as of the Effective Date will assume the role of Executive Chairman/Chief Operating Officer as set forth below.

WHEREAS, Employer is desirous of employing Employee as of the Effective Date pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

NOW THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

EMPLOYMENT AND DUTIES:

1.1             Employee is hereby employed as the Executive Chairman/Chief Operating Officer (COO) of Hewitt Petroleum, Inc. reporting to the Board of Directors. Employee's role as Executive Chairman is an executive position as follows:

(a) A full-time officeholder who leads the Board of Directors and also takes a hands-on role in the Company's day-to-day management.

(b) Helps the CEO to oversee all the operational aspects involved in running the Company, which include project planning and development, research, and marketing.

(c) Oversees all projects' development activities and related businesses of the Company, with the intention of generating financial returns for the shareholders and driving sustainable development.

(d) Sets the overall vision for the Company.

As COO, Employee will be responsible for all field operations of the Company, including all drilling, completion, development, and on-going production operations, as well as marketing and transportation of products. Employee agrees to serve in the assigned position or in such other executive capacities as may be requested from time to time by Employer and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Employer.

1.2            Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time, including, without limitation, the Hewitt Petroleum, Inc. Employee Code of Business Conduct and Ethics (“Code of Business Conduct and Ethics”).

COMPENSATION AND BENEFITS:

2.1            Employee's base salary as of the Effective Date is Three Hundred thousand United States dollars ($300,000) per annum, which shall be paid in accordance with the Employer's standard payroll practice for its executives. Employee's base salary may thereafter be increased from time to time with the approval of the Compensation Committee of Hewitt Petroleum, Inc.'s Board of Directors. Upon the development of an Annual Performance Pay Plan the Employee shall be eligible to participate.

2.2           Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; including, but not limited to, cellular phone service, travel to Utah field operations, approved out-of-state travel, entertainment, subscriptions and dues associated with Employee's membership in professional, business and civic organizations and continuing education requirements to maintain professional certifications. All non-recurring expenses in excess of $500 shall be pre-approved prior to the expenses being incurred by the CFO or Controller in order to be eligible for reimbursement under this section 2.2.

2.3           Employee shall be allowed to participate in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, vehicle allowances, and qualified and non-qualified retirement plans.

2.4            Employee shall be eligible to receive awards under the Hewitt Petroleum, Inc. 2010 and/or 201 1 Stock and Incentive Plan (the "Stock Option Plans") or any successor stock-related plan adopted by Hewitt Petroleum Inc.'s Board of Directors; provided, however, that the foregoing shall not be construed as a guarantee with respect to the type, amount or frequency of such awards, if any, such decisions being solely within the discretion of the Compensation Committee.

2.5           Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

2.6           Annual paid vacation of four (4) weeks effective June 1, 2011, in addition to all federal and state paid holidays. A week is defined as Monday -Friday, excluding paid federal or state holidays.

2.7            Annual paid sick leave of up to two weeks effective June 1, 2011. Sick leave in excess of three (3) consecutive days must be accompanied by a written statement from Employee or Employee's physician explaining the circumstances.

2.8           Employee shall be covered under the Hewitt Petroleum Inc. Directors and Officers insurance policy as approved by the Board of Directors during the term of employment. If the Employee is rejected by the Directors and Officer insurance carrier, then the Company may, but is not required too, treat the rejection of coverage by the Directors and Officers insurance carrier as a reason for Termination for Cause pursuant to paragraph 3.2 (iii) below.

TERMINATION OF EMPLOYMENT

3.1            Employee's employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee's Retirement (as defined below), (iii) upon Employee's Permanent Disability (as defined below), or (iv) at any time by Employer upon written notice to Employee, or by Employee upon thirty (30) calendar days' written notice to Employer, for any or no reason. This Agreement may be terminated by Employer at any time upon ninety
(90) Calendar days' written notice to Employee and no such termination of this Agreement shall be deemed a termination of employment for purposes of this Article 3.

3.2           In the event Employee's employment is terminated under any of the following circumstances:

(i)	Retirement: “Retirement” shall mean either Employee's retirement (either voluntarily or pursuant to the applicable Hewitt Petroleum, Inc. retirement policy).

(ii)
Volunteer Termination.  "Volunteer Termination" shall mean a termination of employment in the sole discretion and at the election of Employee for other than Good Reason. "Good Reason" shall mean a termination of employment by Employee because of a material breach by Employer of any material provision of this Agreement, provided that (i) Employee provides written notice to Employer, as provided in Section 4.2 hereof, of the circumstances Employee claims constitute "Good Reason" within ninety (90) calendar days of the first to occur of such circumstances. (ii) such breach remains uncorrected for thirty (30) calendar days following written notice, and (iii) Employee's termination occurs within one hundred eighty (180) calendar days after the date that the circumstances Employee claims constitute "Good Reason" first occurred.

(iii)
Termination for Cause: Termination of Employee's employment by Employer for Cause. “Cause” shall mean any of the following: (a) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (b) Employee's final conviction of a felony regarding moral turpitude punishable by detention in the state penitentiary; (c) a material violation of the Code of Business Conduct and Ethics or (d) Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) calendar days following written notice of such breach to Employee by Employer. Determination as to whether or not Cause exists for termination of Employee's employment will be made by the Compensation Committee, or its delegate, acting in good faith.

Then all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination, except that Employee shall be entitled to pro rata base salary through the date of such termination, payment for any properly documented but un-reimbursed business expenses, and shall be entitled to any individual annual incentive compensation not yet paid but earned and payable under Employer's plans for the year prior to the year of Employee's termination of employment, but shall not be entitled to any annual incentive compensation for the year in which he terminates employment or any other payments or benefits by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer's or Hewitt Petroleum Entity's employee benefit plans (as defined in Section 3.4), stock, stock option or incentive plans, or the applicable agreements underlying such plans which is due and payable on the date of Termination.

3.3          If Employee's employment is terminated by Employee for Good Reason including the following:

(i)	Death; or

(ii)
Permanent Disability. "Permanent Disability" shall mean Employee's physical or mental incapacity to perform his usual duties continuing for thirty five (35) consecutive days with such condition likely to remain continuously and permanently as reasonably determined by a qualified physician in writing; or

(iii)	Or, by Employer for any reason other than as set forth in 3.2 above

Employee shall be entitled to the payment provided for in l (A)(i) or (B)(i) or (C)(i) below, subject to the provisions of Section 3.4, which shall be paid as soon as administratively practicable, but no later than the ninetieth (90th) calendar day following Employee's termination of employment, and the payment provided for in (A)(ii) or (B)(ii) or (C) (ii) below, as consideration for Employee's post-employment covenants under Article 5, subject to the provisions of (A)(iii) or (B)(iii) or (C) (iii) below. All payments to be received under (ii) or (iii) may he paid in either cash or shares of common stock at the sole discretion of the HPI Board of Directors or committee of the HPI Board of Directors appointed by the HPI Board of Directors to deal with executive employment matters:

(I)	(A) In the event that Employee's employment is terminated within one year following the Effective Date, Employee shall be entitled to receive the greater of:

(i)	all accrued compensation and benefits earned pursuant to Section 2 through the date of termination; plus

(ii)	six months of severance pay and benefits; plus

(iii)	the prorated bonus portion, to the point of termination. or

(B) In the event that Employee's employment is terminated on or following the one year anniversary of the Effective Date, Employee shall receive:

(i)	all accrued compensation and benefits earned pursuant to Section 2 through the date of termination; plus ]

(ii)	twelve (12) months of severance pay and benefits; plus

(iii)	the prorated bonus portion, to the point of termination.

(C) In the event that the Employee’s employment is terminated by the company or he voluntarily resigns from the company for Good Reason or within sixty (60) days prior to twelve (12) months following Change of Control, Employee shall receive in a lump sum:

(i)	all accrued compensation and benefits earned pursuant to Section 2 through the date of termination; plus

(ii)	twelve months of severance pay and benefits; plus

(iii)	the prorated bonus portion, to the point of termination. or

(2)
In the event of Death or Permanent Disability, Employee shall receive 10096 of his unvested shares of Hewitt Petroleum, Inc. restricted stock and unvested stock options. In the event of any other reason under paragraph 3.3 (iii), Employee shall receive his unvested shares of Hewitt Petroleum Inc restricted stock and unvested stock options in accordance with the table below. The shares shall become immediately vested when distributed to the Employee. All remaining shares not qualifying for distribution shall be forfeited.

Consecutive Years of Service	Vested Percentage
At least one, but less than two years	25%
At least two, but less than 5 years	50%
At least 5 but less than seven	75%
Seven or more	100%

(3)
Employee understands and agrees that his right to all or any portion of the payment provided for in Section 3.3 (2), and Employer's obligation to make payment of the entire amount or any portion thereof, are dependent and conditioned on Employee's compliance in full with all provisions contained in 3.5 & 3.6. Any failure on the part of Employee to comply with each provision, including any attempt by or on behalf of Employee to have any such provision declared unenforceable in whole or in part by an arbitrator or court, shall excuse Employer forever from the obligation to make the payment, in whole or in part, provided for in Section 3.3(2).

3.4          The benefits paid to Employee pursuant to Section 3.2 or 3.3 shall be in consideration of Employee's continuing obligations hereunder after such termination, including, without limitation, Employee's obligations under paragraph 3.5, 3.6 and for a general release of all obligations or damages owed by the Employer, or any of its officers or directors, to the Employee.

3.5          In consideration of the access to the confidential information contained in Article 4, Employee agrees that, for a period of two (2) years following separation of employment, the Employee will not directly or indirectly (a) solicit, induce to terminate or reduce its business, or (b) agree to provide products and/or services that compete directly with the material products and services provided, marketed, and/or under development by the Employer at any time during the three (3) years preceding the Employee's separation from employment with Employer for any person or entity who paid or engaged Employer for products and/or services, or who received the benefit of Employer's products and/or services, or with whom the Employee had any substantial dealings, while Employee was employed by Employer, during the three (3) years preceding the Employee's separation from employment with Employer. However, this restriction applies only to those products and/or services that the Employee was personally involved in.

3.6         Employee further agrees that Employee will not, during the two (2) year period following separation of employment, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any person (i) formerly employed by Employer during the six (6) month period immediately preceding or following Employee's termination of employment ("Former Employee") or (ii) employed by Employer ("Current Employee"). The term "solicit' includes, but is not limited to, the following (regardless of whether done directly or indirectly): (a) requesting that a Former or Current Employee change employment; (b) informing a Former or Current Employee that an opening exists elsewhere; (c) assisting a Former or Current Employee in finding employment elsewhere; (d) inquiring if a Former or Current Employee "knows of anyone who might be interested" in a position elsewhere; (e) inquiring if a Former or Current Employee might have an interest in employment elsewhere; (0 informing others of the name or status of, or other information about, a Former or Current Employee: or (g) any other similar conduct, the intended or actual effect of which is that a Former Employee affiliates with another employer or a Current Employee leaves the employment of Employer.

3.7         Employee further agrees that Employee will not, during the two (2) year period following separation of employment, directly or indirectly, compete with the Employer within the Counties where the Employer owns or controls oil & gas leases.

3.8         Termination of the employment relationship, regardless of reason or circumstances, does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 3.5 -3.7.

3.9          Notwithstanding any of the foregoing, if the Employer is insolvent at the time of the termination of employment as evidenced by the written opinion of its auditors and/or by a filing for protection under Title 11 of the Bankruptcy Code, then the obligation of the Employer to pay severance pay and benefits to Employee may be terminated by the Board of Directors or by the trustee in bankruptcy.

MISCELLANEOUS:

4.1         For purposes of this Agreement, the terms "affiliate" or "affiliated' means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Hewitt Petroleum Entity or in which a Hewitt Petroleum Entity has a 50% or more equity interest.

4.2         For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer, to Hewitt Petroleum Company at I5 West South Temple, Suite 1050, Salt Lake City, Utah 84101 to the attention of the General Counsel or to such other address as Employee shall receive notice thereof.

If to Employee, to his last known personal residence.

4.3         This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Utah, without regard to principles of conflicts of law, Employee and Employer further agree that any lawsuit, arbitration, or other proceeding arising out of or related in any way to this Agreement or their relationship shall be commenced and maintained, outside of Arbitration, or the confirmation of any Arbitration Award shall only be heard in the federal or state courts or before an arbitrator in Salt Lake County, Utah, and each party waives any current or future objection to such venue and hereby further agrees to submit to the jurisdiction of any duly authorized court or arbitrator in Salt Lake County, Utah with respect to any such proceeding.

4.4         No failure by either party hereto at any time to give notice of any breach by the other party of or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

4.5         It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in pan, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

4.6            It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree in the event of any dispute or claim relating to or arising out of this Employment Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Employer agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Salt Lake City, Utah in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Employee acknowledges that by accepting this arbitration provision he/she is waiving any right to a jury trial in the event of such dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information as set forth in Article 3.

4.7           This Agreement shall be binding upon and inure to the benefit of Employer, to the extent herein provided, Hewitt Petroleum Entity and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

4.8           This Agreement replaces any previous agreements, understandings and discussions pertaining to the subject matter covered herein and therein, including the Executive Agreement dated June 1, 2010. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Compensation Committee or its delegate, as appropriate.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

HEWITT PETROLEUM INC.

By:	/s/ J. David Gowdy
J. David Gowdy, President/CEO

EMPLOYEE

By:	/s/ Douglas C. Hewitt, Sr.
Douglas C. Hewitt, Sr.